Exhibit 10.1



                    SEPARATION AGREEMENT AND GENERAL RELEASE

     This Separation Agreement and General Release ("Agreement") is hereby made and entered into by and between King T. Pouw ("Employee"), whose address is 7403 Cottage Oak Drive, Portage, MI 49002, and Kellogg Company, a Delaware corporation ("Kellogg").

     1. Employee's Departure Date. Employee's last day of active employment was May 28, 2004 (the "Last Day Worked") with a "Departure Date" of May 29, 2004. Except as otherwise expressly provided herein, Employee acknowledges that as of the Departure Date, the Employee's participation will cease in all of the benefit plans of Kellogg and any of its subsidiaries, divisions or affiliates (collectively, the "Company"). Employee will be entitled to receive benefits, including any right to exercise any conversion privileges, that are vested and accrued prior to the Departure Date pursuant to benefit plans and programs of the Company.

     2. Consideration. In consideration for Employee entering into this Agreement and fully abiding by its terms, and assuming Employee has not revoked this Agreement as described in Paragraph 20 below, Kellogg agrees to provide Employee with the following consideration:

                           Severance Compensation and Benefits.

     (a). Kellogg agrees to provide Employee severance compensation and benefits pursuant to the terms and conditions of the Kellogg Company Severance Benefit Plan (the "Plan"), a copy of which is attached to this Agreement as Exhibit A, and the terms of which are incorporated herein. Employee represents and warrants that Employee has read the Plan and understands its meaning and application. For purposes of the Plan, Employee agrees that Employee is, and shall receive benefits under the Plan as, a Senior Executive who is a Direct Report of the Chief Executive Officer. According to the Plan, Employee shall receive severance pay under the Plan equal to two years of base salary and two years of target bonus. Such amount shall be paid to Employee in equal installments from the Departure Date until August 28, 2008 (the "Severance Leave of Absence") in accordance with Kellogg's then-current payroll practices. Employee shall also receive an Annual Incentive Plan pro-rata Target Bonus (as described under the Annual Incentive Plan) for performance year 2004 payable within 30 days after the date of this Agreement. Employee shall receive all other benefits as provided under the Plan during the Severance Leave of Absence. In addition to the benefits provided under the Plan, Employee shall continue to accrue credited, vesting and eligibility service under the Kellogg Company Pension Plan during the Severance Leave of Absence; provided, however, that the additional pension benefit attributable to this provision shall be payable from the Kellogg Company Excess Benefit Retirement Plan. At the end of the Severance Leave of Absence, Employee will be eligible to retire from the Company under the Kellogg Company Pension Plan.

     (b). Notwithstanding the foregoing, Employee shall not vest in any restricted stock awards (including but not limited to, the restricted stock award granted to Employee in September, 2003) during the Severance Leave of Absence. For avoidance of doubt, Employee hereby releases, waives and forfeits any and all right, title and interest in and to any and all restricted stock awards granted, and which are not fully vested, prior to the Departure Date.

     (c). Employee acknowledges and agrees that: (i) usual and customary withholding for tax purposes will be withheld from any payments made to Employee pursuant to this Agreement, to the extent required by law, and (ii) all tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer withholding and employer payroll taxes) will be Employee's responsibility.

     3. No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided for in this Agreement and the Plan, Employee is not and will not be due any other compensation or benefits whatsoever from the Company and the Company shall have no further obligations of any kind or nature to Employee. For avoidance of doubt, Employee hereby releases, waives and forfeits any and all right, title and interest in and to any payment under the (a) 2002-2004 and 2003-2005 Executive Performance Plans (or any other Executive Performance Plan), and (b) except as expressly provided in this Agreement, the 2004 Annual Incentive Plan (and any other Annual Incentive Plan).

     4. No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as herein set forth and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

     5. Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

     6. Non-Compete. In further consideration of the foregoing, Employee agrees that, for a period beginning with the date of this Agreement and ending on the second anniversary of the Departure Date (the "Restricted Period"), Employee shall not, without the prior written consent of the Chief Executive Officer of
Kellogg:

     (a). directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes, sells or markets any of the Products (as hereinafter defined) in the Geographic Area (as hereinafter defined).

     (b). directly or indirectly, permit any business, entity or organization which Employee, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.

     For purposes of this Paragraph, the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, crispy marshmallow squares, cookies, crackers, ice cream cones, any other grain-based convenience food, or meat substitutes; the term "Geographic Area" shall mean any country in the world where the Company manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period.

     7. Non-Solicitation.In further consideration of the foregoing, Employee agrees that during the Restricted Period, Employee shall not, without the prior written consent of the General Counsel of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company (except pursuant to an advertisement of general solicitation not directed at such parties). For avoidance of doubt, the parties acknowledge that Employee shall not be deemed to employ any person unless Employee is involved or has otherwise provided input into the decision to hire such individual. For example, if Employee is a senior executive of a company and that company hires an employee of Kellogg without Employee's involvement or input, Employee will not be deemed to have "employed" such person.

     8. Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, criticize or otherwise be critical, or otherwise impair the reputation, goodwill or commercial interests, of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. The Company agrees that neither it nor any of its Senior Executives shall engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impairs the reputation of Employee. "Senior Executives" include Carlos Gutierrez, David Mackay, Alan Harris, John Bryant, Annunciata Cerioli, Celeste Clark, Gary Pilnick, Jeff Montie, and Brad Davidson, for as long as any such person remains employed by the Company.

     9. Employment Status. Employee understands and agrees that (i) Employee's active employment with the Company ends effective May 28, 2004; and (ii) the Company has no obligation to reinstate, rehire, reemploy, recall, or hire Employee in the future.

     10. Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to Kellogg any information in Employee's possession concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or a material violation of Company policy applicable to Employee.

     11. Return of Property. Employee agrees to return to the Company, no later than the Departure Date, all property of the Company, regardless of the type or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research project presentations, proposals, quotations, data, notes, records, photographic slides, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquired as a result of and/or in connection with Employee's employment with the Company. Should Employee later find any Company property in Employee's possession, Employee agrees to immediately return it. Employee further agrees not to maintain any copies of said property or make any copies of said property available to any third-party.

     12. Non-Admission of Liability. Employee understands and agrees that this Agreement does not and shall not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.

     13. Releases, Representations and Covenants. In consideration of the compensation and benefits provided pursuant to this Agreement, the sufficiency of which is hereby acknowledged, Employee, for Employee and for any person who may claim by or through Employee, irrevocably (except with respect to Paragraph 20 below) and unconditionally releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that Employee had, has or may have, known or unknown, relating to Employee's employment with and/or termination from the Company up until the date of this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (d), below), or for attorneys fees or costs. Employee additionally waives and releases any right Employee may have to recover in any lawsuit or proceeding against the Company brought by Employee, an administrative agency, or any other person on Employee's behalf or which includes Employee in any class.

     (a). No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, as of the date Employee signs this Agreement, Employee has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that would fall within the scope of the Release set forth in this Paragraph 13. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to seek and obtain immediate dismissal with prejudice and provide written confirmation immediately (i.e., court order, and/or agency determination) as a condition precedent to the Kellogg's obligations under this Agreement on and after the date Employee signs this Agreement (including, but not limited to, providing any compensation or benefits under this Agreement).

     (b). Covenant Not to Sue. To the maximum extent permitted by law, Employee agrees not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against the Company, including, but not limited to, the claims released in this Paragraph 13.

     (c). Remedies for Breach. If Employee breaches any portion of this Agreement (other than an immaterial breach as determined by Kellogg in its reasonable discretion), or disavows any portion of the Release, Employee shall forfeit any payments or benefits whatsoever under this Agreement and Employee acknowledges and agrees that, in addition to any damages, Employee will be obligated, to the maximum extent permitted by law, to reimburse Kellogg for all amounts paid to Employee pursuant to this Agreement and under the Plan, and, subject to Paragraph 17.d., Employee shall be liable for all expenses, including costs and reasonable attorney's fees, incurred by any entity released in defending the lawsuit or claim. Employee also hereby agrees and acknowledges that if he or she breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee, therefore agrees that, if he or she breaches this Agreement, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage.

     (d). Exclusion for Certain Claims. Notwithstanding the foregoing, Kellogg and Employee agree that the Release shall not apply to any claims arising after the date Employee signs this Agreement, nor shall anything herein prevent Employee or the Company from instituting any action to enforce the terms of this Agreement. In addition, Employee and Kellogg agree that nothing herein shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits.

     14. Preservation of Company Confidential Information. Employee acknowledges and agrees that previously executed Company confidentiality or non-disclosure agreements, if any, will continue to remain in effect after the Departure Date. In addition, Employee agrees that he or she shall not (without first obtaining the prior written consent in each instance from Kellogg) during the term of this Agreement or thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information from the Company or acquired or developed in the course of Employee's employment, including, by way of example only, trade secrets (including organizational charts, reporting relationships, employee information such as credentials, individual performance, skill sets, salaries and background information), , inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

     15. Confidentiality of Agreement. Employee agrees that the terms of this Agreement, the events leading up to this Agreement, will not be disclosed by Employee or Employee's Representatives to any third party except for Employee's spouse, tax or legal advisor(s) ("Employee's Representatives"), provided such parties agree to keep such information confidential and, in the case of disclosure to any such advisor, only to the extent necessary to perform services. Employee shall be primarily liable to the Company for any disclosure of the existence or terms of this Agreement by such third parties.

     16. Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company involving events that occurred during Employee's employment with the Company. Employee agrees to notify the Company immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses and, if approved in advance by the General Counsel of Kellogg (such approval not to be unreasonably withheld), reasonable attorney's fees incurred as a result of such cooperation.

     17. General.

     (a). Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

     (b). Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Employee and Kellogg, and Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of Kellogg, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee or Kellogg.

     (c). Controlling Law and Venue. Employee agrees that the laws of the State of Michigan shall govern this Agreement. Employee also agrees that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach of thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

     (d). Attorney Fees. In the event of any dispute or controversy arising out of the claims described in 13(d), the prevailing party shall be entitled to reimbursement of its reasonable costs, including attorney fees, court costs, alternative dispute resolution costs and expert witnesses' fees and costs.

     (e). Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by either party hereto of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

     (f). Notices. All notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

      To Kellogg:      Kellogg Company
                       One Kellogg Square
                       P.O. Box 3599 Battle Creek, MI 49016

      Attention: General Counsel

                       With a copy to:

                       Kellogg Company
                       One Kellogg Square
                       P.O. Box 3599 Battle Creek, MI 49016

                       Attention: Chief Counsel,  Labor and Employment

      To Employee: At the address set forth in the preamble of this Agreement.

     (g) Continuation of Indemnification and Insurance. Kellogg shall continue to indemnify Employee in accordance with the By Laws to the fullest extent permitted by law for his acts while an officer of the Company, and shall continue to provide coverage under Kellogg's Directors and Officers Insurance policy for such acts.

     18. Entire Agreement/Amendment. Employee agrees that this Agreement, including any Exhibits attached hereto, the Plan and the Stock Option Agreements related to vested options, constitutes the entire agreement between Employee and Kellogg, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to Employee's employment with the Company and termination therefrom. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and the General Counsel of Kellogg.

     19. Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement and any Exhibits attached hereto; has been given a period of at least twenty-one (21) days to consider this Agreement; understands its meaning and application; and is signing of Employee's own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of twenty-one (21) days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

     20. Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven (7) days following the date Employee signs this Agreement. Notice of revocation shall be made in writing addressed to Kellogg in accordance with Paragraph 17(e) above. Such revocation must be received by Kellogg by the close of business of the first day following the end of the seven (7) day revocation period. This Agreement shall not become effective until after the time period for revocation has expired.

     IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement.

EMPLOYEE                                    KELLOGG COMPANY


By: /s/ King Pouw                           By:  /s/ Carlos M. Gutierrez
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